Exhibit 99.1

CONTACT:

Teri Klein

Vice President, Investor Relations

408.617.8825

teri.klein@palm.com

Palm Reports Preliminary Q2 FY09 Results

Palm Implements Programs to Reduce Operating Expenses by 20% by Q4 FY09

SUNNYVALE, Calif., Dec. 1, 2008 — Palm, Inc. (NASDAQ: PALM) today reported preliminary results for its second quarter of fiscal year 2009, which ended Nov. 28, 2008.

The company announced that it expects to record revenues for Q2 fiscal year 2009 in the range of $190 million to $195 million. The revenue decline vs. the company’s Q1 fiscal year 2009 and Q2 fiscal year 2008 is a result of reduced demand for maturing smartphone and handheld products. The company stated that while it had expected these factors to pressure revenue in its November 2008 and February 2009 quarters, the difficult economic environment has greatly intensified the negative impact on product sales.

“We are seeing unprecedented dynamics in the global markets as economic uncertainty hampers demand for consumer products,” said Ed Colligan, Palm’s president and chief executive officer. “In order to ensure Palm’s long-term success during these uncertain times, we’re taking several steps to significantly reduce our cost structure. These measures will help us navigate this difficult period while launching our next-generation products as planned.”

The company is currently implementing several cost-savings initiatives, including reducing its U.S. work force, consolidating its European operations, and shifting responsibility for Asia Pacific sales, marketing and administrative support to its U.S. offices. The company expects that by Q4 fiscal year 2009, these actions and other cost-savings initiatives will reduce quarterly operating expenses by approximately $20 million vs. Q1 fiscal year 2009 levels.

The restructuring charges associated with these and other measures will be recorded as expenses are incurred. In Q2 fiscal year 2009, these charges are expected to total between $7 million and $9 million. Second quarter operating expenses, which will include these charges, are expected to be in line with what the company recorded in Q1 fiscal year 2009.

Palm also announced that it expects its Q2 fiscal year 2009 gross margin as a percent of revenue to be between 18 percent and 19 percent, after accounting for the impact of a charge for inventory component purchase commitments. This charge is expected to be in the range of $10 million to $15 million. The company also expects its cash and short-term investments balance to be between $210 million and $220 million at the end of its second quarter.

Separately, Palm stated that in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” it expects to record a valuation allowance on its U.S. deferred tax assets of approximately $400 million during the quarter. The increase in the valuation allowance does not reflect a change in Palm’s outlook, nor will it alter Palm’s ability to utilize the underlying net operating loss carry forwards.

Investors’ Note

Palm will report its complete second quarter fiscal year 2009 financial results on Thursday, Dec. 18, 2008 and will host a conference call to review the complete financial results beginning at 1:30 p.m. PT / 4:30 p.m. ET. The conference call will be hosted by Ed Colligan, president and chief executive officer, and Andy Brown, chief financial officer. Investors and other interested parties are encouraged to listen to the call by logging onto the conference call webcast prior to the start of the conference call at Palm’s Investor Relations website (http://investor.palm.com). Investors wishing to listen to the conference call via telephone may dial 866.362.4666 (domestic) or 617.597.5313 (international). There is no passcode required for the live call. A telephone replay of the conference call will be available through Dec. 29, 2008. The dial-in number for the replay will be 888.286.8010 (domestic) and 617.801.6888 (international). The pass code 95409501 is required for the replay. An archive of the audio webcast and visual portion of the conference call will be posted on Palm’s Investor Relations website at http://investor.palm.com.

About Palm, Inc.

Palm, Inc. is a leading mobile products company, creating instinctive yet powerful mobile products that enable people to better manage their lives on the go. The company’s products for consumers, mobile professionals and businesses include Palm® Treo™ and Centro™ smartphones and Palm handheld computers, as well as software, services and accessories.

Palm products are sold through select Internet, retail, reseller and wireless operator channels throughout the world, and at Palm online stores (http://www.palm.com/store).

More information about Palm, Inc. is available at http://www.palm.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding demand for products, the impact of dynamics in the global markets, Palm’s revenue, operating expenses, restructuring charges, gross margin, and cash and short-term investments balance, Palm’s ability to navigate the global markets dynamics and economic uncertainty, Palm’s ability to launch next-generation products and Palm’s ability to utilize net operating loss carry forwards. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including, without limitation, the following: fluctuations in the demand for Palm’s existing and future products and services and growth in Palm’s industries and markets; Palm’s ability to forecast demand for its products; possible defects in products and technologies developed; Palm’s ability to introduce new products and services successfully and in a cost-effective and timely manner; Palm’s ability to develop its new operating system; Palm’s ability to timely and cost-effectively obtain components and elements of its technology from suppliers; Palm’s ability to obtain other key technology from third parties free from errors and defects, integrate it with Palm’s products and meet certification requirements, all on a timely basis; Palm’s ability to compete with existing and new competitors; Palm’s dependence on wireless carriers and ability to meet wireless-carrier certification requirements; Palm’s dependence on a concentrated number of significant customers; and Palm’s ability to adjust to changing market conditions. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Palm’s most recent filings with the Securities and Exchange Commission, under the caption Risk Factors and elsewhere, including Palm’s quarterly report on Form 10-Q for the quarter ended Aug. 29, 2008. Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Palm, Treo and Centro are among the trademarks or registered trademarks owned by or licensed to Palm, Inc. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.